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                                                                      Exhibit 21





                           SUBSIDIARIES OF REGISTRANT




    The Company has three subsidiaries, Educational Computer International, Inc., a Delaware corporation, ECC International Inc., a Virgin Islands corporation, and ECC Simulation Limited, all of which are wholly owned.